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                                                                    Exhibit i(2)

                             [Bell, Boyd & Lloyd]

                                March 22, 1999




Nuveen Flagship Municipal Trust
333 West Wacker Drive
Chicago, Illinois 60606-1286

Ladies and Gentlemen:

                        Nuveen Flagship Municipal Trust

     We have acted as counsel for Nuveen Flagship Municipal Trust (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") with respect to certain of its Class A Common Shares, par value $.01 per share (the "Class A Shares"), Class B Common Shares, par value $.01 per share (the "Class B Shares"), Class C Common Shares, par value $.01 per share (the "Class C Shares") and Class R Common Shares, par value $.01 per share ("Class R Shares", such Class A Shares, Class B Shares, Class C Shares and Class R Shares referred to collectively herein as the "Shares") of the series of the Trust designated Nuveen High Yield Municipal Bond Fund (the "Fund") in registration statement no. 33-11351 on form N-1A as amended by post-effective amendment no. 5 thereto (the "Registration Statement").

     In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust (the "Trust Agreement"), by-laws of the Trust, certificate of establishment and designation of classes designating Class A Shares, Class B Shares, Class C Shares and Class R Shares and amended and restated establishment and designation of series designating the Fund, actions of the board of trustees of the Trust authorizing the issuance of shares of the Fund and the Registration Statement.

     We assume that, upon sale of the Shares, the Trust will receive the authorized consideration therefor, which will at least equal the net asset value of the Shares.

     Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold after the post-effective amendment to the Registration Statement has been declared effective and the authorized consideration therefor is received by the Trust, they will be validly issued, fully paid and nonassessable by the Trust.
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Nuveen Flagship Municipal Trust
March 22, 1999
Page two


     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust or any series of the Trust (a "Series"). However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust or any Series and requires that notice of such disclaimer be given in every note, bond, contract, instrument, certificate or other undertaking issued by or on behalf of the Trust. The Agreement and Declaration of Trust provides for indemnification out of property of a particular Series for all loss and expense of any shareholder of that Series held personally liable for obligations of that Series. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the relevant Series would be unable to meet its obligations.

     In rendering the foregoing opinion, we have relied upon the opinion of Bingham Dana LLP expressed in their letter to us dated March 22, 1999.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                  Very truly yours,

                                  /s/ Bell, Boyd & Lloyd